UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

April 16, 2015

Date of Report (Date of earliest event reported)

AMERISERV FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-11204	25-1424278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

Main and Franklin Streets, Johnstown, Pennsylvania		15901
(Address of principal executive offices)		(Zip Code)

(814) 533-5300 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2015, the Board of Directors of AmeriServ Financial, Inc. (“AmeriServ”) appointed Jeffrey A. Stopko as a Class I director of AmeriServ’s Board of Directors, with a term expiring at the 2017 annual meeting of shareholders.  Board and committee assignments have not yet been determined for Mr. Stopko.  Mr. Stopko does not have an interest requiring disclosure under either Item 404(a) of Regulation S-K.

In connection with Mr. Stopko’s previously disclosed appointment on March 19, 2015 (the “Effective Date”) as President and Chief Executive Officer of AmeriServ, on April 27, 2015, Mr. Stopko entered into an employment agreement with AmeriServ, which will be for a period of two years from the Effective Date and shall automatically renew for one year thereafter unless one party provides the other party a written non-renewal notice at least ninety days in advance of the end of such period.  The employment agreement provides that Mr. Stopko must maintain a primary residence during his employment term in AmeriServ’s primary market area and generally provides that Mr. Stopko may not compete with AmeriServ’s business for at least two years following termination of his employment or solicit any of its employees, consultants, customers, clients, or vendors for at least one year following termination of his employment.  Under his employment agreement, Mr. Stopko is entitled to, among other things: (i) an annual base salary of $285,000, which is not eligible for consideration of a merit increase until calendar year 2016, (ii) participate in AmeriServ’s health insurance and life insurance benefit plans, defined benefit program, 401(k) plan and long-term disability benefit plan, (iii) be eligible to receive annual bonuses, in such amounts and at such times, if any, as may be approved by AmeriServ’s Board of Directors in accordance with AmeriServ’s Executive At-Risk Compensation Plan as a level one participant, with such annual payment not to exceed thirty percent of Mr. Stopko’s base salary, and (iv) certain other perquisites related to personal time, use of a vehicle owned or leased by AmeriServ, and country club membership expenses.  Within sixty days following the Effective Date, pursuant to his employment agreement, AmeriServ shall grant Mr. Stopko a stock option to purchase 10,000 shares of common stock with an exercise price based upon the fair market value as of the grant date, which shall completely vest on the first anniversary of the date of grant and have a term of 10 years from the date of grant.

The employment agreement and Mr. Stopko’s employment may be terminated for cause (as defined in the employment agreement) by written notice from AmeriServ.  If the employment agreement is terminated for cause, Mr. Stopko’s rights under the employment agreement terminate as of the effective date of termination.  The employment agreement also terminates without further payments to Mr. Stopko as of the termination date, in the event of his voluntary termination of employment (other than as specified following a change in control as defined in the employment agreement), retirement at his election, death or disability (as defined in the employment agreement).  Mr. Stopko agrees that, in the event his employment under the employment agreement is terminated for any reasona, he shall concurrently resign as a director of AmeriServ and any of its respective affiliates if he is then serving as a director of any such entities.

In the event that Mr. Stopko’s employment is either involuntarily terminated other than for cause or disability in the absence of a change in control (as defined in the employment agreement), he will continue to receive his monthly base salary in effect on the date of termination for a period of twenty-four months and health insurance benefits substantially similar to those which Mr. Stopko was receiving immediately prior to the date of termination for the two year period immediately following the date of termination; provided that Mr. Stopko shall be responsible for the payment of premiums for such benefits in the same amount as active employees of AmeriServ.

In the event that, following a change in control, either Mr. Stopko’s employment is terminated involuntarily other than for cause or disability or Mr. Stopko resigns after the occurrence of certain specified occurrences, Mr. Stopko will generally receive a cash lump-sum payment within thirty days following his termination in an amount equal to 2.99 times his annual base salary then in effect.  In addition, for a period of three years following termination, AmeriServ will arrange to provide Mr. Stopko with health insurance benefits substantially similar to those which Mr. Stopko was receiving immediately prior to the date of termination effect; provided that Mr. Stopko shall be responsible for the payment of premiums for such benefits in the same amount as active employees of AmeriServ.

The employment agreement provides that, in the event that any amounts or benefits payable to Mr. Stopko under the employment agreement as a result of his termination of employment, when added to other amounts or benefits which may become payable to him by AmeriServ, would be subject to an excise tax, the amounts and benefits payable under the employment agreement shall be reduced to such extent as may be necessary to avoid such imposition.

The foregoing description of the arrangement with Mr. Stopko is qualified in its entirety by the full text of the Employment Agreement, dated April 27, 2015, between AmeriServ Financial, Inc. and Jeffrey A. Stopko, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)

Exhibits:

10.1

Employment Agreement, dated April 27, 2015, effective March 19, 2015, between AmeriServ Financial, Inc. and Jeffrey A. Stopko.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISERV FINANCIAL, INC.

Dated: April 28, 2015	By:	/s/ Michael D. Lynch
Michael D. Lynch
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated April 27, 2015, effective March 19, 2015, between AmeriServ Financial, Inc. and Jeffrey A. Stopko